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                      June 22, 2020

       Elmar Schaerli
       Chief Financial Officer
       Auris Medical Holding Ltd.
       Clarendon House
       2 Church Street
       Hamilton HM11
       Bermuda

                                                        Re: Auris Medical
Holding Ltd.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2019
                                                            Filed April 16,
2020
                                                            File No. 001-36582

       Dear Mr. Schaerli:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences